EXHIBIT B
Formal Resignation Letter

I, Wayne Smeal, do hereby resign as Chief Operating Officer (COO) and Board of Director Member of GPO Plus, Inc. in accordance with the terms and conditions of the Settlement Agreement between GPO Plus, Inc. and me. This resignation is upon the guarantee from GPO plus Inc. that I will retain 1,056,000 of my shares of GPO plus Inc. (GPOX) in my personal name with no restrictions and all my shares will be free trading and immediately available to be sold subject only to the daily Volume Rule combined with Rule 144a restrictions.

October 18, 2022

Wayne Smeal (Oct 18, 2022 22:36 EDT)
Wayne Smeal

Resignation Accepted By:

GPO Plus, Inc.

Brett H. Pojunis, CEO

EXHIBIT C
Formal Resignation Letter

I, Ron McCormick, do hereby resign as President of GPO Plus, Inc.

October 21, 2022

Ron McCormick (Oct 23, 2022 21:06 CDT)

Ron McCormick

Resignation Accepted By:

GPO Plus, Inc.

Brett H. Pojunis, CEO